Exhibit 10.2

THIRD AMENDMENT TO

EXECUTIVE TERMINATION COMPENSATION AGREEMENT

This is a third amendment (“Third Amendment”), effective as of the 10th day of June 2005, to that certain Executive Termination Compensation Agreement, entered into on or about August 24, 1999, as amended by a first amendment dated as of August 25, 2003 (the “First Amendment”) and by a second amendment dated as of January 12, 2005 (collectively, the “Agreement”), between West Marine, Inc., a Delaware corporation (the “Company”), with an address at 500 Westridge Drive, Watsonville, California 95076, and Richard Everett (“Executive”), whose address is P.O. Box 308, Soquel, California 95073.

WHEREAS, The Company and its Board of Directors (the “Board”) recognize that Executive’s contributions as the President and Chief Operating Officer to the growth and success of the Company have been substantial; and that Executive and the Company, with approval of the Board, desire to amend certain provisions of the Agreement to provide additional benefits for Executive following the termination of Executive’s employment without Cause (as such term is defined in the Agreement); which termination without Cause the Company, the Board and Executive have agreed became effective June 10, 2005 (the “Termination Date”).

NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1.	The foregoing recitals are incorporated herein.

2.	This Third Amendment will be effective as of the date first written above (“Effective Date”).

3.	All capitalized terms used but not defined herein shall have the same meaning ascribed to such terms as in the Agreement.

4.	The First Amendment is hereby rendered null and void and superseded by this Third Amendment.

5.	Section 2(b) of the Agreement is amended by replacing that section of the Agreement with the following:

“(b) Without Cause. In the event that Executive’s employment is terminated without Cause, then the Company shall: (i) continue to pay Executive, at the rate of Executive’s base salary at the time of his termination, less applicable deductions and withholdings, on the Company’s regularly scheduled pay days, for a period of eighteen (18) months from the Termination Date (the “Severance Period”); (ii) pay Executive a pro rata 2005 bonus, less applicable deductions and withholdings (on the same schedule as the payment of 2005 bonuses to the Company executives remaining employed by the Company), calculated by multiplying the amount of the bonus Executive would have earned under the terms of the Company’s bonus program for executives times a fraction, the numerator of which is the number of days in calendar year 2005 through the end of the Transition Period and the denominator of which is 365; and (iii) during the Severance Period, provide Executive (and his surviving spouse, if applicable) with health insurance benefits (e.g. medical, dental, optical, and mental health) and will provide Executive life insurance benefits, each of which shall be significantly comparable to those provided to other Company executives who remain actively employed at that time, with the same portion of the premiums for such insurance coverage paid for by the Company as the Company pays for Company executives actively employed at the time and the remainder of such premiums deducted from the payments to Executive described in Section 2(b)(i) above. The foregoing pay and benefits shall not be reduced by or affected by the compensation the Executive receives during the Transition Period or from other employment.”

6.	Section 2(f) of the Agreement is amended by replacing that section of the Agreement with the following:

“If Executive’s employment terminates pursuant to Section 2(b) hereof, the Company will retain Executive’s services as a consultant during the three month period of time following the Termination Date, unless either Executive or the Company’s Chief Executive Officer, by written notice to the other, terminates such period prior to the expiration of three months (such period for which Executive actually works is the “Transition Period”). The Transition Period may be extended beyond three months upon the mutual agreement of the Parties. For Executive’s services during the Transition Period, the Company will pay Executive a monthly fee, at a rate determined by dividing his annual salary immediately prior to the Termination Date by twelve (12). Following the Transition Period, the Company may choose to retain Executive’s services as a consultant from time to time, at any time through the period ending five (5) years after the Termination Date (the “Consulting Period”), provided that Executive shall not be required to provide consulting services in excess of ten (10) hours in any calendar month. For any such consulting services provided by Executive during the Consulting Period, the Company will pay Executive an hourly rate determined by dividing his annual salary immediately prior to the Termination Date by fifty-two (52) weeks and dividing that number by forty (40) hours. By way of example, if Executive’s annual salary is $250,000 immediately prior to the Termination Date then the hourly consulting rate shall be $120 ((250,000/52)/40). All payments made to Executive for consulting services during the Transition Period and during the Consulting Period shall be paid to Executive in addition to, and not reduced by, any severance, bonus, insurance premium or other payments to be made to, or on behalf of, Executive under the terms of this Agreement or any compensation the Executive receives from other employment. During the period from the end of the Severance Period through the end of the Consulting Period, the Company will provide Executive (and his surviving spouse, if applicable) with health insurance benefits (e.g. medical, dental, optical, and mental health) and will provide Executive with life insurance benefits, each of which will be significantly comparable to those provided to other Company executives who remain actively employed at that time, with the same portion of the premiums for such insurance coverage paid for by the Company as the Company pays for Company executives actively employed at the time and the remainder of such premiums to be paid for by Executive.”

7.	Section 3 of the Agreement is amended by substituting for the language in the first clause of the third sentence of that Section (“Notwithstanding any language to the contrary in any stock option or other agreement, vesting of all outstanding options will terminate upon termination of Executive’s employment”) the following:

“If Executive’s employment terminates pursuant to 2(b) hereof, any stock options granted to Executive prior to the Termination Date shall continue to vest, as if Executive’s employment had not been terminated, under the terms of the Plan and any related stock option or other agreements as may be applicable.”

8.	Section 8(b) of the Agreement is amended by adding the phrase “except for the release agreement attached hereto as Exhibit A, which shall remain in full force and effect” to the end of the first sentence of Section 8(b).

9.	The Agreement is amended by adding a new Section 8(g), immediately following Section 8(f), to read as follows:

“(g) Release Agreement. Executive shall not be entitled to any termination compensation, pro rata bonus, insurance premium payments or any other payments or benefits under this Agreement, unless and until Executive has signed a release agreement in substantially the form attached hereto as Exhibit A and such release agreement has become effective.”

10.	Except as modified hereby, the Agreement remains unmodified and in full force and effect. In the event of any conflict between the terms of the Agreement and this Third Amendment, the terms of this Third Amendment will govern.

11.	This Third Amendment may be executed in counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Third Amendment, effective as of the Effective Date.

COMPANY:		EXECUTIVE

West Marine, Inc.

By:	/s/ Peter Harris	By:	/s/ Richard Everett
	Peter Harris		Richard Everett
Chief Executive Officer
	June 17, 2005		June 16, 2005

EXHIBIT A TO THIRD AMENDMENT TO EXECUTIVE TERMINATION

COMPENSATION AGREEMENT

BETWEEN WEST MARINE, INC. AND RICHARD EVERETT

RELEASE AGREEMENT

This Release Agreement (the “Agreement”), is entered into by Richard Everett (the “Executive”) and West Marine, Inc. (the “Company”), hereafter collectively, the “Parties” and shall become effective upon its signature by both Parties and the expiration of the seven (7) day revocation period referred to in Paragraph 8 hereof without revocation by the Employee during such period.

1. Consideration. The Parties entered into an Executive Termination Compensation Agreement on or about August 24, 1999, (such agreement, as amended through the date hereof, is hereafter referred to as the “Termination Compensation Agreement”). Under the terms of the third amendment to the Termination Compensation Agreement, the Parties agreed that the Executive would not be entitled to any termination compensation, pro rata bonus, or any other payments, rights or benefits under the Termination Compensation Agreement, unless and until the Executive has entered into a release agreement in a form substantially similar to this Agreement and the agreement has become effective. Wishing to obtain the rights and benefits that may be afforded to the Executive under the Termination Compensation Agreement, in connection with his June 10, 2005 termination of employment without Cause, the Executive has chosen to enter into this Agreement. The Parties agree that Executive has been terminated without Cause as that term is defined in Section 2(b) of the Termination Compensation Agreement.

2. Payment of salary. The Parties acknowledge and agree that, all payments to be made to the Executive under the terms of the Termination Compensation Agreement shall be paid to the Executive by the Company in addition to the payment of any salary earned but unpaid, and any vacation accrued but unpaid, prior to the date of the termination of the Executive’s employment with the Company.

3. General release. The Executive on behalf of his heirs, family members, estate, executors, administrators, assigns, employers, agents, representatives, insurers, attorneys, predecessors, and successors hereby forever releases and fully discharges the Company and the Company’s predecessors, successors, assigns, parent companies, subsidiaries, affiliates and other related entities, along with its and their current, former and future stockholders, investors, principals, partners, members, employees, employers, directors, officers, parents, subsidiaries, affiliates, agents, assigns, representatives, insurers, attorneys, predecessors, successors, and the like, and its and their heirs, estates, executors, administrators, assigns, agents, representatives, insurers, attorneys, and the like (collectively, the “Releasees”) from any and all claims, actions, judgments, obligations, damages, demands, debts, liabilities, and causes of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he now owns or holds as of the date the Executive signs this Agreement including, without limitation:

(a) any and all claims relating to or arising from the Executive’s employment with the Company, and the termination of that employment, including but not limited to any and all claims for wrongful termination, sexual harassment, breach of contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, promissory estoppel, negligence, misrepresentation, interference with contract or prospective economic advantage, unfair business practices, defamation, invasion of privacy, personal injury, assault, battery, infliction of emotional distress, termination in violation of public policy, false imprisonment, and conversion;

(b) any and all claims for violation of any California, federal or other state, local or other equal employment opportunity laws or regulations, or federal, state or local labor laws, including but not limited to, the California Fair Employment and Housing Act, the Equal Pay Act of 1963, California Labor Code Sections 201 et seq., 970 et seq., and 1197.5; Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Older Workers Benefit Protection Act, the California Labor Code, and the Fair Labor Standards Act;

(c) any and all claims for violation of the federal or any state constitution;

(d) any and all claims for loss, costs, damages or expenses arising out of any dispute over the tax treatment of any of the proceeds received by the Executive as a result of this Agreement or the Termination Compensation Agreement; and

(e) any and all claims for attorneys’ fees and costs.

The Executive agrees that the release set forth in this paragraph shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement or to any earned but unpaid “wages,” as defined in Section 200 of the Labor Code of the State of California.

4. Waiver of Civil Code Section 1542. The Executive represents that he is not aware of any claim by him against any of the Releasees other than the claims that are released by this Agreement. The Executive waives any and all rights and benefits conferred by the provisions of Section 1542 of the Civil Code of the State of California and any similar law of any state or territory of the United States or other jurisdiction. This section provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his/her favor at the time of executing the release, which if known by him/her must have materially affected his/her settlement with the debtor.”

The Executive acknowledges that the release provided for in Paragraph 3 above shall apply to all unknown and/or unanticipated claims as well as those known and/or anticipated. The Executive understands and acknowledges that even if he should eventually suffer additional damages arising out of the matters herein released, he will not be able to make any claims for those damages.

5. No admissions. The fact of this Agreement, the Termination Compensation Agreement and the payments and benefits to be provided to Executive thereunder are not an admission and do not infer any wrongdoing or liability on the part of the Company.

6. No prior claims or assignment; indemnity. The Executive represents and warrants that he has not filed any complaints or charges or lawsuits against the Company or any other Releasee with any governmental agency or court. The Executive further represents and warrants that he has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity any claim or other matter herein released. In the event that he shall have assigned or transferred, or purported to assign or transfer, any claim or the matter herein released, he shall indemnify the Company and hold it harmless from and against any loss, cost, claim or expense including but not limited to all costs related to the defense of any action including reasonable attorneys’ fees based upon, arising out of or incurred as a result of any such claim, assignment or transfer.

7. Acknowledgment of waiver of claims under ADEA. The Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. The Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the date on which the Executive signs this Agreement. The Executive acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which the Executive was already entitled. The Executive further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement before signing it; (c) he has seven (7) days following the date he signs this Agreement to revoke the Agreement, by providing written notice of revocation to the Company’s General Counsel, by midnight on the seventh day following the date on which he signs this Agreement; and (d) this Agreement shall not be effective or enforceable, and the Executive shall not be entitled to any termination compensation, pro rata 2005 bonus, insurance premium payments or any other rights or benefits under the terms of the Termination Compensation Agreement, until the revocation period has expired without the Executive’s revocation of this Agreement.

8. Non-disparagement. The Executive agrees that he will not disparage the Company or its employees, officers or directors in their personal or business reputations.

9. Continuing confidentiality obligations. The Executive acknowledges having had access to trade secrets and proprietary and confidential information of the Company. The Executive certifies that he has complied with and will continue to comply with all of the terms of the Employee Agreement Regarding Confidentiality and Non-Competition, which he signed with the Company. The Executive agrees to preserve as confidential all trade secret and proprietary and confidential information pertaining to the Company, as such obligations are described in the Employee Agreement Regarding Confidentiality and Non-Competition. The Company acknowledges and confirms that the Executive is not subject to any non-competition restrictions set forth in Section 5 of the Employee Agreement Regarding Confidentiality and Non-Competition.

10. Return of Company property. The Executive agrees that, in addition to his obligations under Section 4 (Confidential Information) of the Termination Compensation Agreement, upon his departure from the Company he will have returned any documents containing or disclosing the Company’s trade secrets or proprietary or confidential information, and copies thereof, and all other materials, equipment or other property belonging to the Company.

11. Costs and Attorneys’ Fees. The Parties shall each bear their own costs, attorneys’ fees and other fees incurred in connection with this Agreement and the Termination Compensation Agreement.

12. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms of this Agreement. The Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind him to the terms and conditions of this Agreement.

13. Entire agreement. This Agreement contains the entire agreement between the Parties pertaining to the subject matter contained in it and supersedes any and all prior and/or contemporaneous oral or written negotiations, agreements, representations, and understandings, except for the Termination Compensation Agreement and any Employee Agreement Regarding Confidentiality and Non-Competition, each of which shall remain in full force and effect. The Parties each understand that this Agreement is made without reliance upon any inducement, statement, promise, or representation other than those contained within this Agreement.

14. Attorneys’ fees. If any legal or equitable action is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to a reasonable sum for attorneys’ fees and costs which are reasonably incurred and paid in addition to any other relief to which such party may be entitled.

15. Governing law. This Agreement shall be construed under and governed by the laws of the State of California.

This Agreement shall be deemed to have been entered into in Santa Cruz County, California and all questions of validity, interpretation or performance of any of its terms or of any rights or obligations of the parties to this Agreement shall be governed by California law. If any legal or equitable action is necessary to enforce the terms of this Agreement, such action shall be brought in the State of California.

16. Severability. If any provisions of this Agreement or the application thereof to any person, place or circumstance shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect, provided, however, that if the release provided for in Paragraph 3 above (or any part thereof) is found to be invalid, the Parties shall negotiate a modification to such release to ensure the maximum enforceability permitted by law.

17. Voluntary execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties, with the full intent of releasing all claims. The Parties acknowledge that:

(a) They have had a reasonable time within which to consider whether to sign this Agreement;

(b) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c) They have read and understand the terms and consequences of this Agreement and of the releases it contains;

(d) They are fully aware of the legal and binding effect of this Agreement.

18. Counterparts. This Agreement may be executed in counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument.

19. Modifications. The terms and provisions of this Agreement may be modified or terminated only in a writing signed by both Parties.

20. Waivers. Any waiver of any term or provision of this Agreement must be in writing and signed by the party granting the waiver. The failure of the Company to insist on Strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver and shall not deprive the Company of the right thereafter to insist on strict adherence to that term or any other term of this Agreement. Any waiver by the Company of a breach of any provision of the Agreement shall not operate as, or be construed to be, a waiver of any other breach of such provision of this Agreement.

DATED: June 16, 2005	/s/ Richard Everett
Richard Everett

West Marine, Inc.

DATED: June 17, 2005	/s/ Peter Harris
	By:	Peter Harris
	Its:	Chief Executive Officer